CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668

ir@bellmicro.com

FOR IMMEDIATE RELEASE

BELL MICROPRODUCTS REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS
Revenues Grew 25% to a Second Quarter Record of $788 million
EPS Increased 175% to $0.11 vs. $0.04 Last Year
Strong Performance from Enterprise Business Units

SAN JOSE, CA—(July 27, 2005)— Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the second quarter ended June 30, 2005.

Revenues of $788 million were a record for the second quarter, increasing 25% compared to last year’s second quarter revenues of $630 million. Net earnings for the quarter ended June 30, 2005 were $3.2 million, or $0.11 per share on 29.7 million diluted shares. This compares to last year’s second quarter net earnings of $1.1 million or $0.04 per share on 27.7 million diluted shares.

Revenues of $1.59 billion were also a record for the first six months of 2005, increasing 23% compared to $1.29 billion reported in the first six months of 2004. Net earnings for the first six months of 2005 were $7.6 million, or $0.25 per share on 29.7 million diluted shares. This compares to net earnings of $2.8 million, or $0.10 per diluted share on 27.9 million diluted shares in the first six months of 2004.

Commenting on the second quarter 2005 financial results, W. Donald Bell, President and CEO of Bell Microproducts said, “We are pleased to report record second quarter revenues and a 175% increase in EPS. We generated revenue improvement in all geographies and most major product categories during the quarter as compared to the same period in 2004. We continued to demonstrate our ability to increase sales at above-market growth rates, and we significantly improved our operating margin to 1.35%, as compared to 0.93% in the same period last year. Our sales growth, coupled with tight control of operating expenses, continues to demonstrate the positive operating leverage in our business model.”

Mr. Bell added, “We achieved strong performance in our Enterprise business units – Rorke Data, Total Tec Systems and OpenPSL. These units performed well in the second quarter and continued to generate high gross profit and operating margins. We also performed well in our North American and Latin American distribution businesses. Operating margins in our North American business continue to run above 2.0% and we are continuing to drive growth in both revenue and profitability in our Latin American operations.”

“In addition to our improved second quarter operating results, we also completed the strategic acquisition of Net Storage Computers, LTDA, headquartered in Sao Paulo, Brazil earlier this month. Net Storage Computers is a leading distributor of storage products and peripherals to VARs and system integrators in Brazil. As a result of its account base and product mix, Net Storage operates with gross profit and operating margins higher than our corporate averages. This acquisition strategically increases our in-country presence in South America’s largest economy. Furthermore, we expect the acquisition will be accretive to our EPS.”

Geographic Highlights

•	Revenue in the second quarter was split among the Company’s geographies as follows: North America 43%, Europe 45%, and Latin America 12%.

•	North American revenue increased 32% compared to the second quarter of 2004.

•	Latin American revenue increased 15% compared to the second quarter of 2004.

•	European revenue increased 22% compared to the second quarter of 2004, driven by the acquisition of OpenPSL, which occurred in late June of 2004. Sales of existing divisions increased 10% compared to last year. In local currency, total European revenue increased 19% and existing divisions increased 8% compared to the second quarter of 2004.

Solutions and Components and Peripherals Highlights

•	For the second quarter 2005, Solutions represented 51% of the Company’s product mix and Components and Peripherals accounted for 49% of the mix.

•	The Solutions category of the Company’s business grew 19% compared to the second quarter or 2004, with storage systems, software, and services driving the growth.

•	Components and Peripherals grew 32% compared to the second quarter of 2004, with all product groups generating year over year growth, including disk drives, industrial and other components.

Operating Trends

Gross profit margins in the second quarter of 2005 increased to 7.2% from the 7.1% reported in the first quarter of this year, but declined compared to 7.8% reported in the second quarter of 2004. The decline in corporate gross profit margins from last year was primarily due to the reduction in certain vendor incentives and market pressure in the Company’s European distribution operation. On a sequential basis, gross margins improved due to the performance of the Company’s Enterprise business units and the mix shift to higher margin Solutions products.

Operating expenses continued to remain under tight control. Operating expenses declined to 5.9% of revenue compared to 6.9% in last year’s second quarter, and increased slightly from the 5.6% reported in this year’s first quarter. The reduction in operating expenses as a percent of sales from last year’s second quarter was driven by disciplined expense control programs and improved asset management.

Inventories were $267 million at June 30, 2005 compared to $225 million at June 30, 2004 and $282 million at March 31, 2005. This resulted in average days in inventory of 33 days in the second quarter of 2005, compared to 35 days in the second quarter of 2004, and 34 days in the first quarter of 2005.

Accounts Receivable were $377 million at June 30, 2005 compared to $355 million at June 30, 2004 and $401 million at March 31, 2005. Days sales outstanding (DSO) were 43 days in the second quarter of 2005 versus 51 days in the second quarter of 2004, and 45 days in the first quarter of 2005.

The Company’s cash conversion cycle was 39 days in the second quarter of 2005 compared to 48 days in the second quarter of 2004 and 42 days in the first quarter of 2005. Total debt net of cash was $228 million as of June 30, 2005 compared to $247 million at June 30, 2004 and $256 million as of March 31, 2005.

Management Discussion and Outlook

Mr. Bell concluded, “The second quarter of 2005 was another strong quarter for our Company. We grew quarterly sales by 25%, or more than $158 million, and posted an impressive improvement in profitability compared to the same period in 2004. Although market conditions in Europe remained challenging during the quarter, our efforts are focused on maintaining and improving our profitability and operating margins through a combination of above-market revenue growth, continued emphasis on the value-added portions of our business, gross margin improvement, control of operating expenses and asset management.”

“We continue to focus on our mission of being a differentiated, worldwide leader in the value-added distribution of storage and computer systems solutions. We believe we will achieve this position by continuing to expand our alliances with the industry leaders, and by adding significant value to these products for our customers. Our goal is to improve our return on investment and create increased value for our shareholders, customers, vendor partners, and employees.”

Conference Call on the Web

Bell Microproducts will host a conference call to discuss second quarter 2005 results at 4:30 PM Eastern on Wednesday, July 27, 2005. A live Internet broadcast of the Company’s conference call will be available via the Company’s web site at www.bellmicro.com.

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company’s offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world’s largest storage-centric value-added distributors.

The Company’s products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including system design, integration, installation, maintenance, and other consulting services. Trained and certified technical personnel provide these services at Bell Microproducts’ ISO 9001:2000 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage products and Markvision memory modules, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company’s current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2005		December 31, 2004
ASSETS
Current assets:
Cash	$		$
		23,010		13,294
Accounts receivable, net		376,886		376,017
Inventories		266,953		271,797
Prepaid expenses and other current assets		25,754		24,676

Total current assets		692,603		685,784

Property and equipment, net		38,428		42,805
Goodwill and other intangibles		99,231		102,012
Other assets		9,386		9,988
Total assets	$		$
		839,648		840,589

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$		$
		300,146		307,373
Borrowings under lines of credit		17,814		17,577
Short-term note payable and current portion of
long-term notes payable		12,893		12,183
Other accrued liabilities		58,051		72,164

Total current liabilities		388,904		409,297
Borrowings under lines of credit		65,228		42,686
Long-term notes payable		156,204		160,905
Other long-term liabilities		4,218		5,011
Total liabilities		614,554		617,899

Shareholders' equity:
Common Stock		170,824		167,705
Retained earnings		39,725		32,174
Cumulative translation adjustment		14,545		22,811
Total shareholders' equity		225,094		222,690

Total liabilities and shareholders’ equity	$		$
		839,648		840,589

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$788,471	$630,288	$1,592,419	$1,290,619
Cost of sales	731,341	581,220	1,477,990	1,192,264

Gross profit	57,130	49,068	114,429	98,355
Selling, general and administrative expenses	46,463	43,191	91,908	85,922

Income from operations	10,667	5,877	22,521	12,433
Interest expense	(5,562)	(3,830)	(10,380)	(7,668)

Income before income taxes	5,105	2,047	12,141	4,765
Provision for income taxes	1,930	996	4,590	2,002

Net income	$3,175	$1,051	$7,551	$2,763

Earnings per share
Basic	$0.11	$0.04	$0.26	$0.10

Diluted	$0.11	$0.04	$0.25	$0.10

Shares used in per share calculation
Basic	28,999	27,194	28,897	27,131

Diluted	29,696	27,659	29,665	27,869